Exhibit 10.1

INDEPENDENT DIRECTOR ENGAGEMENT AGREEMENT

This INDEPENDENT DIRECTOR ENGAGEMENT AGREEMENT (the “Agreement”) is entered into as of November 19, 2025 (the “Effective Date”) by and between POP CULTURE GROUP CO., LTD., a company incorporated and existing under the laws of the Cayman Islands (the “Company”), and MANXIN HUANG, an individual (the “Independent Director”). The term “Company” as used herein with respect to all obligations of the Independent Director hereunder shall be deemed to include the Company and all of its direct or indirect parent companies, subsidiaries, affiliates, or subsidiaries or affiliates of its parent companies (collectively, the “Group”).

RECITALS

1.	The Company desires to engage the Independent Director to serve as an independent director on the Company’s Board of Directors (the “Board”) and to assure itself of the Independent Director’s independent oversight and advisory services during the term of Engagement (as defined below), in compliance with the Companies Act (As Revised) of the Cayman Islands and the Company’s Memorandum and Articles of Association (as amended from time to time, the “Articles of Association”).

2.	The Independent Director desires to be engaged by the Company as an independent director during the term of Engagement and upon the terms and conditions of this Agreement, and represents that he/she meets the independence criteria specified by Cayman Islands laws, the Articles of Association and applicable regulatory rules.

THE PARTIES HERETO AGREE AS FOLLOWS:

1. POSITION

The Independent Director hereby accepts the position of independent director of the Company (the “Engagement”). The Independent Director shall serve on the Board, exercise independent judgment in performing duties, and shall not hold any executive, managerial or operational position in the Company or any member of the Group, except as otherwise approved by the Board and disclosed in accordance with regulatory requirements.

2. TERM

Subject to the terms and conditions of this Agreement, the initial term of the Engagement shall be 1 year, commencing on November 19, 2025 (the “Effective Date”), unless terminated earlier pursuant to the terms of this Agreement. Upon expiration of the 1-year term, the Engagement shall be automatically extended for successive 1-year terms unless either party gives the other party a 30-day prior written notice to terminate the Engagement prior to the expiration of such 1- year term or unless terminated earlier pursuant to the terms of this Agreement. Such extension shall not violate the maximum consecutive term limit for independent directors under Cayman Islands laws or applicable regulatory rules.

3. PROBATION

There is no probationary period for the Engagement.

4. DUTIES AND RESPONSIBILITIES

4.1 The Independent Director’s duties shall include all responsibilities assigned by the Board in accordance with Cayman Islands laws, the Articles of Association and regulatory requirements, including but not limited to:

(a) Attending regular and extraordinary Board meetings (and committee meetings if appointed to any Board committee) via in-person, telephone or electronic means (as permitted by the Articles of Association);

(b) Reviewing meeting materials at least 3 business days prior to meetings and participating in discussions and voting on matters deliberated by the Board;

(c) Expressing independent opinions on major corporate matters, including related-party transactions, material asset acquisitions/disposals, major financing activities, and the authenticity of the Company’s financial reports;

(d) Supervising the Company’s internal control system and risk management mechanisms, and evaluating the performance of executive directors and senior management.

4.2 The Independent Director shall devote sufficient time and effort to perform his/her duties faithfully and diligently, in accordance with this Agreement, the Articles of Association, and the Board’s approved guidelines, policies and procedures. The Independent Director shall not interfere with the Company’s daily operational management or the lawful decision-making of the management team.

5. NO BREACH OF CONTRACT & CONFLICT OF INTEREST

5.1 The Independent Director shall use his/her best efforts to perform duties hereunder. Without prior written consent of the Board:

(a) The Independent Director shall not hold any executive, managerial or operational position in any entity other than the Company (except for independent director positions in other companies that do not conflict with this Agreement);

(b) The Independent Director shall not have a direct or indirect interest in, or participate in the operation of, any business or entity that directly or indirectly competes with the Group (a “Competitor”).

5.2 The Independent Director may hold shares or other securities of a publicly listed Competitor, provided that:

(a) The shareholding does not exceed 5% of the Competitor’s issued share capital (a threshold that does not affect independence under Cayman common practice);

(b) The Independent Director notifies the Company in writing prior to acquiring such shares/securities, providing details (quantity, acquisition price, etc.) as the Company reasonably requires.

5.3 The Board may require the Independent Director to resign from another board or similar body if it reasonably determines (and notifies the Independent Director in writing) that such service interferes with the Independent Director’s duties to the Company or involves a competing business.

5.4 The Independent Director represents to the Company that:

(a) Executing and performing this Agreement does not breach any other agreement or policy to which he/she is bound (except for mandatory agreements under the jurisdiction where the Independent Director is based);

(b) He/she has no third-party confidential information or trade secrets that would prevent entering this Agreement or performing duties;

(c) He/she is not bound by external confidentiality or trade secret agreements (other than with the Group);

(d) He/she meets the independence criteria and regulatory qualifications for independent directors.

6. LOCATION

The Independent Director has no fixed work location. Duties may be performed via in-person, video conference, telephone or other electronic means as permitted by the Board. The Independent Director acknowledges that occasional travel (including to the Cayman Islands or the Company’s operational locations) may be required, and the Company shall reimburse reasonable travel and accommodation expenses in accordance with its policies.

7. COMPENSATION AND BENEFITS

7.1 (a) Compensation: The Independent Director’s cash compensation (including applicable taxes) shall be specified in Schedule A attached hereto or a separate agreement with the Company’s designated subsidiary/affiliate. It shall include an annual retainer fee and a meeting attendance fee, subject to annual review and adjustment by the Board or its Compensation Committee. Compensation may be paid by the Company, a subsidiary/affiliate, or a combination thereof.

(b) Equity Incentives: If the Company maintains a share incentive plan compliant with Cayman laws, the Independent Director may participate in accordance with the plan’s terms, subject to Board approval.

(c) Benefits: The Independent Director is eligible for reimbursement of reasonable duty-related expenses (e.g., travel, communication) upon submitting valid receipts. He/she shall not participate in the Company’s standard employee benefit plans (e.g., retirement, health insurance) unless approved by the Board.

8. TERMINATION OF THE AGREEMENT

8.1 (a) By the Company: The Company may terminate the Engagement immediately, without notice or remuneration, if the Independent Director:

(1) Commits a serious or persistent breach of this Agreement or the Articles of Association;

(2) Ceases to meet independence criteria or regulatory qualifications (e.g., becomes an affiliate of the Company, is convicted of fraud or moral turpitude);

(3) Fails to attend more than 10% of Board meetings in a fiscal year without valid reason;

(4) Engages in misconduct inconsistent with duty performance, or commits fraud/dishonesty against the Company;

(5) Is habitually neglectful of duties.

(b) The Company may terminate the Engagement without cause with 30 days’ prior written notice or payment of 1 month’s retainer fee in lieu of notice.

8.2 (a) By the Independent Director: The Independent Director may terminate the Engagement with 30 days’ prior written notice or payment of 1 month’s retainer fee in lieu of notice. He/she may also resign early if approved by the Board.

(b) The Independent Director may terminate immediately if the Company materially breaches this Agreement (e.g., fails to pay compensation for over 30 days).

8.3 Notice of Termination: Any termination notice shall be in writing, reference the relevant provisions of this Agreement, and be delivered in accordance with Section 20.

9. CONFIDENTIALITY AND NON-DISCLOSURE

9.1 During and after the Engagement, the Independent Director shall hold “Confidential Information” in strict confidence, not use it except for the Group’s benefit, and not disclose it to any third party without the Company’s written consent.

9.2 “Confidential Information” means non-public proprietary information of the Group, its affiliates, clients, suppliers or partners, including but not limited to: technical data, trade secrets, R&D information, customer/supplier lists, software/inventions, financial data, Board meeting minutes, internal control reports, and other information marked confidential or reasonably considered confidential. It excludes information made public through no fault of the Independent Director.

9.3 All documents/materials (including electronic records) created/used in the Independent Director’s work are Group property and subject to inspection. Upon termination (or Company request), the Independent Director shall promptly return all such property and provide written certification of compliance. He/she shall not retain any Group property or Confidential Information after termination.

9.4 The Independent Director shall not improperly use/disclose former employers’ confidential information or bring such information into Group premises without written consent. He/she shall indemnify the Group against claims arising from breaches of this provision.

9.5 The Independent Director shall protect third-party confidential information received by the Group, adhering to the Group’s obligations to such third parties.

9.6 This Section survives Agreement termination. The Company may seek legal remedies for breaches.

10. WITHHOLDING TAXES

The Company may withhold national, provincial, local or other taxes from amounts payable under this Agreement as required by applicable law.

11. NOTIFICATION OF NEW ENGAGEMENT

If the Independent Director leaves the Company, he/she consents to the Company notifying his/her new engagement party of obligations under this Agreement (especially confidentiality duties).

12. ASSIGNMENT

12.1 This Agreement is personal; neither party may assign it without the other’s consent.

12.2 The Company may assign this Agreement to any Group member without consent. In the event of a merger, consolidation, or sale of all/substantially all assets, this Agreement shall bind the successor entity, which shall perform the Company’s obligations.

13. SEVERABILITY

If any provision of this Agreement is held invalid, the remaining provisions shall remain in full force and effect.

14. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties regarding the Engagement, superseding all prior oral/written agreements (except for non-conflicting subsidiary agreements requested by the Company). The Independent Director acknowledges no reliance on unwritten representations.

15. REPRESENTATIONS

15.1 The Independent Director agrees to execute documents necessary to implement this Agreement.

15.2 The Independent Director represents that:

(a) Performing this Agreement will not breach prior confidentiality agreements;

(b) He/she will consult own tax advisors and not rely on the Company for tax advice;

(c) He/she has not entered and will not enter agreements conflicting with this Section.

16. GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles. Matters relating to the Company’s corporate status shall be governed by Cayman Islands laws.

17. ARBITRATION

Any dispute arising from this Agreement shall be resolved by arbitration in Hong Kong under the Hong Kong International Arbitration Centre (HKIAC) in accordance with the UNCITRAL Rules in effect at the time of arbitration. There shall be one arbitrator. The award shall be final and binding, and enforceable by any competent court.

18. AMENDMENT

This Agreement may only be amended by a written document expressly referring to this Agreement and signed by both parties.

19. WAIVER

No failure or delay to exercise rights under this Agreement shall operate as a waiver. No waiver shall be effective unless in writing and signed by the waiving party.

20. NOTICES

All notices, requests and communications under this Agreement shall be in writing and deemed duly given if:

(i) Sent by facsimile or email (with transmission confirmation stored by the sender);

(ii) Delivered by hand;

(iii) Delivered against receipt;

(iv) Sent by a recognized courier with next-day or second-day delivery to the other party’s last known address.

21. NO INTERPRETATION AGAINST DRAFTER

Each party acknowledges having the opportunity to consult legal counsel. This Agreement shall not be construed against any party on the basis of being the drafter. The Independent Director confirms reading and understanding this Agreement, entering it voluntarily, and having the opportunity to seek counsel.

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

POP CULTURE GROUP CO., LTD.

Signature:	/s/ Zhuoqin Huang

By: Zhuoqin Huang

Title: Director

Date: November 19, 2025

INDEPENDENT DIRECTOR

Signature:	/s/ MANXIN HUANG

Name: MANXIN HUANG

Date: November 19, 2025

[Signature Page to Independent Director Engagement Agreement]

Schedule A

The Independent Director’s annual retainer fee, meeting attendance fee and other compensation details are specified in a separate agreement between the Independent Director and the Company’s designated subsidiary or affiliated entity.